UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 14, 2012

LEO MOTORS, INC.
(Exact name of registrant as specified in its charter)

Delaware | 95-3909667
(State or other jurisdiction of incorporation or organization) | (I. R. S. Employer Identification No.)

291-1, Hasangok-dong, Hanam City, Gyeonggi-do, Republic of Korea 465-250
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code +82 31 796 8805

n/a
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 CHANGES IN REGISTRANT?S CERTIFYING ACCOUNTANT:

On August 14, 2012 the Company dismissed its former certified public accountant Stan Jeong-Ha Lee, CPA, (?SL?) effectively immediately. On August 14, 2012, the Company engaged John Scrudato CPA (?Scrudato?) as its registered independent public accountant. We decided to hire Srudato in the hopes that it would expedite bringing the Company current in its filings with the SEC. The decision to appoint Scrudato and dismiss HJ were approved by the Board of Directors of the Company.

Other than the disclosure of uncertainty regarding the ability for us to continue as a going concern, SL?s reports on the financial statements of the Company for the year ended December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit and review of the financial statements of the Company through March 31, 2012, there were no disagreements on any matter of accounting principles or practices, financial statement

disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with SL?s opinion to the subject matter of disagreement.

The Company is in discussions with Scrudato concerning internal controls and other accounting matters with respect to all accounting matters from June 30, 2012 to the present, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K to the present.

There are no known disputes with SL who has invoiced the Company for approximately $32,642.34 for past services rendered to the Company. The Company previously paid SL approximately $48,000 on account and it is unclear whether the invoice for $32,642.34 is for new or old work. The Company has asked SL for clarification on this matter.

The Company has requested SL to furnish it a letter addressed to the Commission stating whether SL agrees with the above statements. A copy of that letter when received by the Company will be filed as Exhibit 16.1 to this Form 8-K by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.
(Registrant)

Dated: August 14, 2012

By: WsW John Jung Yong Lee

John Jung Yong

Lee

Chief Executive

Officer